Exhibit 10.1
SPARTON SHORT-TERM INCENTIVE PLAN
SECTION 1
BACKGROUND AND PURPOSE
          1.1 Effective Date.  The Compensation Committee of the Board has prepared the Plan which will become effective upon approval and adoption by the Board.
          1.2 Purpose of the Plan.  The Plan is intended to increase shareholder value and ensure the success of the Company by motivating Participants to achieve all defined financial and operating goals and strategic objectives of the business. The Plan is further intended to attract and retain key management Employees essential to the success of the business and to provide competitive compensation programs consistent with market competitive pay practices.
SECTION 2
DEFINITIONS
     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
          2.1 “Actual Incentive Award” means the actual award (if any) payable to a Participant for the Annual Performance Period.
          2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
          2.3 “Annual Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Incentive Award, as determined by the Committee in its sole discretion.
          2.4 “Board” means the Board of Directors of the Company.
          2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
          2.6 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. Until otherwise determined by the Board, the Company’s Compensation Committee shall constitute the Committee.

          2.9 “Company” means Sparton Corporation, an Ohio company, and all it’s subsidiaries, or any successor thereto.
          2.10 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.
          2.11 “Employee” means any executive or key employee of the Company or of an Affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
          2.12 “Participant” means as to any Annual Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Annual Performance Period.
          2.13 “Incentive Award Pool” means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Committee establishes the Incentive Award Pool for each Annual Performance Period.
          2.14 “Plan” means this Sparton Short-Term Incentive Plan as may be amended pursuant to Section 6.1.
          2.15 “Individual Potential Award Percentage” means the individual potential award percentage for each Participant for the Annual Performance Period, as determined by the Committee in accordance with Section 3.2.
          2.16 “Termination of Service” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
          2.17 “Salary” means the salary actually paid to an Employee during the portion of the Annual Performance Period in which he/she was a Participant.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
          3.1 Selection of Participants.  The Committee, with the approval of the Board, shall select, considering recommendations from the Company, the Employees who shall be Participants for any Annual Performance Period. Participation in the Plan is in the sole discretion of the Committee, on an Annual Performance Period by Annual Performance Period basis. Accordingly, an Employee who is a Participant for a given Annual Performance Period is not assured of being selected for participation in any subsequent Annual Performance Period or Periods.
          3.2 Determination of Individual Potential Award Percentages.  The Committee, subject to approval by the Board, shall establish, considering recommendations from the Company, an Individual Potential Award Percentage for each Participant equal to a percentage of such Participant’s Salary.
          3.3 Incentive Award Pool.  For each Annual Performance Period, the Committee, subject to approval by the Board, shall establish an Incentive Award Pool. Actual Performance Awards shall be paid from the Incentive Award Pool.
          3.4 Discretion to Determine Criteria.  Notwithstanding any contrary provision of the Plan, the Company shall determine and recommend, and the Committee shall, in its sole discretion, approve the performance goals and objectives applicable to any Actual Incentive Award. The requirements may be on the basis of any factors the Committee determines relevant, and may be on an individual, business unit or Company-wide basis. Failure to meet the performance goals and objectives of the Annual Performance Period will result in the participant’s failure to earn the Actual Incentive Award, except as otherwise determined by the Committee.
          3.5 Actual Incentive Award Payments. Actual Incentive Award Payments will be determined, based on audited achievement levels of established performance goals and objectives for the Annual Performance Period, by the Committee and approved by the Board.
          3.6 Prorating of Actual Incentive Award Payments. Actual Incentive Award payments will be prorated for newly hired employees and employees promoted to eligible incentive plan positions for the portion of the Annual Performance Period they are Participants in the plan.
          3.7 Quarterly Communications. On a quarterly basis the Company will communicate to all Participants the progress against the established goals and objectives of the Annual Performance Period.
SECTION 4
PAYMENT OF AWARDS
          4.1 Right to Receive Payment.  Each Actual Incentive Award shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

          4.2 Timing of Payment.  Payment of each Actual Incentive Award shall be made as soon as practicable as determined by the Committee after the completion of the independent audit and filing of the annual report on Form 10-K for the Annual Performance Period during which the Actual Performance Award was earned. Unless otherwise determined by the Committee, to receive payment of an Award, a Participant must be employed by the Company or any Affiliate on the last day of the Annual Performance Period and, subject to Section 4.4, on the date of payment of the Actual Incentive Award.
          4.3 Form of Payment.  Each Actual Incentive Award shall be paid in cash in a single lump sum.
          4.4 Payment in the Event of Death or Disability.  If a Participant’s employment is terminated because of death or Disability after the end of a prior Annual Performance Period but prior to the payment of an Actual Incentive Award earned by him or her prior to death or Disability for such Annual Performance Period, the Actual Incentive Award with respect to such Annual Performance Period shall be paid to his or her estate, subject to section 6.5, or to the Participant, as the case may be, subject to the Committee’s authority to reduce or eliminate any Actual Incentive Award otherwise payable, as provided in
Sections 6.7 and 6.9.
SECTION 5
ADMINISTRATION
          5.1 Committee is the Administrator.  The Plan shall be administered by the Committee. The Committee shall consist of not fewer than two (2) non-employee members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board.
          5.2 Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
          5.3 Decisions Binding.  All determinations and decisions made by the Committee and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

          5.4 Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more members of the Board of Directors and/or officers of the Company.
SECTION 6
GENERAL PROVISIONS
          6.1 Tax Withholding.  The Company shall withhold all applicable taxes from any Actual Incentive Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).
          6.2 No Effect on Employment or Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during an Annual Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
          6.3 Participation.  No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
          6.4 Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
          6.5 Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
          6.6 Nontransferability of Awards.  No benefit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.5. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
          6.7 Unforeseen Circumstances. The achievement of goals or objectives which are part of a Participant’s plan may be affected by unforeseen windfalls or acts of God. In its sole discretion, the Committee may adjust actual results by the effects of such events for the purpose of determining awards.
          6.8 Accrual of Awards. If individual objectives are based on financial metrics such as operating income or net profit before taxes, they shall be determined after the accrual for all company incentive plans and programs, including those of this Plan.
          6.9 Conflict with Incentive Award Pool. If the Committee establishes an Incentive Award Pool for a certain Annual Performance Period, then all Actual Incentive Awards, in the aggregate, shall not exceed the amount of the Pool. If the aggregate amount of Actual Incentive Awards is calculated to exceed the Incentive Award Pool, then they shall all be reduced proportionally to be equal to the Incentive Award Pool in the aggregate.
          6.10 Discretionary Award. The Committee may, in its sole discretion, grant an award for an extraordinary individual contribution which substantially benefits the Company but is not reflected in the achievement of individual goals in a Participant’s Plan.
SECTION 7
AMENDMENT, TERMINATION AND DURATION
          7.1 Amendment, Suspension or Termination.  The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Incentive Award theretofore earned by such Participant. No award may be granted during any period of suspension or after termination of the Plan.
          7.2 Duration of the Plan.  The Plan shall commence on the date specified herein and shall remain in effect until terminated.
SECTION 8
LEGAL CONSTRUCTION
          8.1 Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          8.2 Requirements of Law.  The granting of incentive awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
          8.3 Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.
Approved and adopted by the Board of Directors this 26th day of June, 2009